MERRILL LYNCH MUNICIPAL BOND FUND, INC.

NATIONAL PORTFOLIO

SERIES NO. 1

FILE # 811-2688

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
11/07/01	Triboro Bridge & Tunnel Auth Ser A 5.0% 01/01/32	$2,400,000	$1,131,405,000	Bear Stearns
11/07/01	Triboro Bridge & Tunnel Auth Ser A 5.0% 01/01/32	$16,300,000	$1,131,405,000	Bear Stearns